Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2004 EARNINGS

April 27, 2004, Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,397,000, or $.29 per share, on operating revenues of $27,131,000 for the first quarter of 2004. This compares to net income of $3,478,000, or $.23 per share, on operating revenues of $25,120,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the 26.4% increase in earnings was achieved as a result of the Company’s ability to increase revenues while at the same time improving operating efficiencies through initiatives to contain costs.

Mr. Brown reported that operating revenues increased $2,011,000, or 8.0%, during first quarter 2004 as compared to first quarter 2003. The increase was principally due to the continued expansion of the Company’s Competitive Local Exchange Carrier (CLEC) customer base and the continued penetration of enhanced services, such as Digital Subscriber Line (DSL) and high-capacity data lines. He said he was pleased to note that as of March 31, 2004, the Company had 51,240 CLEC access line equivalents installed (including 2,723 DSL lines). As of that date, the Company had a total of 10,445 DSL lines sold across all subsidiaries. CLEC access lines equivalents and consolidated DSL lines have grown 37% and 29%, respectively, over the last twelve months.

Operating expenses for the first quarter of 2004 increased $440,000, or 2.2%, over the comparable prior year period. The lower percentage growth in operating expenses in contrast to operating revenues reflects the Company’s continued efforts to contain costs. The first quarter of 2004 was impacted positively by savings in labor costs as a consequence of the workforce reduction program implemented in the second quarter of 2003 and by a decrease in the costs of operational support system services pursuant to a new contract executed in the third quarter of 2003. In addition, as a result of various initiatives implemented by the Company during 2003 and the first quarter of 2004, postretirement benefit costs, which consist primarily of pension and postretirement healthcare obligations, have remained relatively flat quarter over quarter without any reduction in benefits, reversing the trend of double digit percentage increases in these costs experienced in the past several years.

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2004 EARNINGS

Other income (net) decreased $17,000, mostly as a result of an $86,000 decrease in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships), offset partially by a decrease in net interest expense of $59,000 due to the Company’s continued debt reduction.

Mr. Brown said that he was very satisfied with the continued performance of the Company, especially in consideration of the legislative, regulatory and technological changes and challenges that have confronted the telecommunications sector over the past several years. He added that the Company’s continued ability to increase revenues (8.0% first quarter 2004 over first quarter 2003) while containing costs had resulted in an increase in net operating income (margin) of $1,571,000, or 28.3%, over the first quarter 2003. In addition, operating margin (expressed as a percentage of revenue) increased 420 basis points, from 22.1% in the first quarter of 2003 to 26.3% in the first quarter of 2004.

Mr. Brown also pointed out that although the Company continues to emphasize improving operating efficiencies, it has not lost focus on the innovation and product development required to meet the growing communication needs of its customers. More specifically, in the early stages of 2004, the Company rolled out an advanced 3 Megabyte DSL product offering, which substantially increases (up to fivefold) the downstream speed over its existing product offering. During the first quarter of 2004, the Company also introduced several new calling plans, including a bundled unlimited calling plan. The Company is also working on a Voice over Internet Protocol (VoIP) service that it expects to launch later in the year. Although various companies have launched several types of VoIP services recently, the main differentiating feature of NPSI’s product will be the ability to offer it to the majority of our customers over a completely private carrier class network. Mr. Brown said the Company is proud of what it is accomplishing both operationally and financially.

North Pittsburgh Systems, Inc. has total assets of $151 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance services, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 74,000 access lines in its franchised local exchange territory and 51,240 access line equivalents in its CLEC edge-out markets.

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2004 EARNINGS

operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2004 EARNINGS

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited – Except Dec. 31, 2003 balances)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended March 31
	2004	2003
Total operating revenues	$27,131	$25,120
Total operating expenses	20,009	19,569

Net operating income	7,122	5,551
Other income, net	358	375

Income before income taxes	7,480	5,926
Provision for income taxes	3,083	2,448

Net income	$4,397	$3,478

Common shares outstanding	15,005	15,005

Basic and diluted earnings per share	$.29	$.23

Dividends per share	$.18	$.17

	March 31 2004	Dec. 31 2003
Cash and temporary investments	$34,066	$32,026
Total assets	151,211	150,625
Total debt	26,996	27,767
Total shareholders’ equity	80,851	79,152